UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

Atara Biotherapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 200 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 278-8930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

The Board of Directors (the “Board”) of Atara Biotherapeutics, Inc. (the “Company”) appointed, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, William K. Heiden to serve as a member of the Board as a Class I director, effective November 23, 2015 (the “Effective Date”).

The Board has determined that Mr. Heiden is independent under the Company’s Corporate Governance Guidelines, applicable U.S. Securities Exchange Commission (“SEC”) requirements and Nasdaq listing standards.  There are no arrangements or understandings between Mr. Heiden and any other persons pursuant to which he was elected as a director of the Company.  There are no family relationships between Mr. Heiden and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As of the Effective Date, Mr. Heiden will participate in the Company’s non-employee director compensation arrangements, which are generally described under the heading “Non-Employee Director Compensation” in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders as filed with the SEC on April 29, 2015.  Under such arrangements, Mr. Heiden will receive a prorated annual retainer starting on the Effective Date.  In addition, Mr. Heiden received an option to purchase 15,500 shares of the Company’s Common Stock, which will vest over three years.  The Company also entered into its standard form of indemnification agreement with Mr. Heiden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Atara Biotherapeutics, Inc.

By:	/s/ John F. McGrath, Jr.
John F. McGrath, Jr.
Chief Financial Officer

Date:   November 25, 2015